Exhibit N

Consent of independent accountants

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated March 16, 2004, relating to the financial statement of Apollo Investment Corporation, which appear in such Registration Statement. We also consent to the references to us under the headings “Independent Accountants” and “Report of Independent Auditors” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

New York, New York

April 5, 2004